Exhibit 12


             THE COCA-COLA COMPANY AND SUBSIDIARIES

       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   (In millions except ratios)

                         Three Months
                            Ended              Year Ended December 31,
                          March 31,   ----------------------------------------------
                            1996      1995      1994      1993      1992      1991
                            ----      ----      ----      ----      ----      ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles     $1,033    $4,328    $3,728    $3,185    $2,746    $2,383

 Fixed charges                  83       318       236       213       207       222

 Adjustments:
  Capitalized
   interest, net                (1)       (9)       (5)      (16)      (10)       (8)

  Equity income (loss),
   net of (in addition to)
   dividends received            9       (25)       (4)      (35)      (30)      (16)
                            -------   -------   -------   -------   -------   -------

 Adjusted earnings          $1,124    $4,612    $3,955    $3,347    $2,913    $2,581
                            =======   =======   =======   =======   =======   =======


FIXED CHARGES:

 Gross interest
  incurred                  $   73    $  281    $  204    $  184    $  181    $  200

 Interest portion of
  rent expense                  10        37        32        29        26        22
                            -------   --------  --------  --------  --------  --------

 Total fixed charges        $   83    $  318    $  236    $  213    $  207    $  222
                            ========  ========  ========  ========  ========  ========

 Ratios of earnings
  to fixed charges            13.5      14.5      16.8      15.7      14.1      11.6
                            ========  ========  ========  ========  ========  ========


  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $184 million at March 31, 1996). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.
